For Additional Information:
Haug Scharnowski, Vice President Corporate Relations
763-535-8333
hscharnowski@navarre.com
NAVARRE CORPORATION COMPLETES
$110 MILLION DEBT REFINANCING
Company Expects Approximately $900,000 in Pre-Tax Annual Interest Expense Savings
MINNEAPOLIS, MN –March 22, 2007 – Navarre Corporation (NASDAQ: NAVR) a publisher and distributor of physical and digital home entertainment and multimedia products, today announced that it has entered into a three year $95.0 million revolving credit facility with GE – Corporate Lending, and a four year $15.0 million term loan facility with Monroe Capital Advisors LLC. GE Capital Markets arranged the transaction. The proceeds of the financing transaction have been used to refinance the Company’s previous debt facilities as well as for general working capital purposes. At the time of closing approximately $51.1 million was drawn on the new revolving facility and $15.0 million was drawn under the new term loan facility.
The Company anticipates pre-tax annualized interest expense savings of approximately $900,000 arising out of an estimated $500,000 in cash interest expense savings with the remainder resulting from a reduction in the Company’s amortization of debt issuance and financing fees. During the quarter ending March 31, 2007, the Company expects to recognize a non-cash pre-tax charge of approximately $2.4 million related to the write-off of unamortized debt issuance and deferred financing costs associated with the previous credit facilities.
The new credit facilities reduce term debt from a current balance of $75.1 million to $15.0 million. Revolver availability has been increased from up to $25.0 million to up to $95.0 million. Under the new revolving credit facility the Company will now use excess cash to pay down the revolver versus keeping excess cash on the balance sheet. This new revolving facility is secured by a first priority security interest in the Company’s assets and the new term loan facility is secured by a second lien security interest in the Company’s assets. The revolving facility bears an initial interest rate at the LIBOR rate plus 2.0% and the term loan facility bears interest at the one month LIBOR rate plus 7.5%.
Reid Porter, Chief Financial Officer, commented on the Company’s new credit facilities stating, “We are very pleased to announce the completion of our debt refinancing. Our new credit facilities are well suited to the varying seasonal working capital needs of the Company and enable us to reduce our interest expense.”

About Navarre Corporation
Navarre Corporation (Nasdaq: NAVR) is a publisher and distributor of physical and digital home entertainment and multimedia products, including PC software, CD audio, DVD video, video games and accessories. Since its founding in 1983, the Company has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount, wholesale club, office and music superstores, military and e-tailers nationwide. The Company currently provides its products to over 19,000 retail and distribution center locations throughout the United States and Canada. Navarre has expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore, BCI, and FUNimation. For more information, please visit the Company’s web site at http://www.navarre.com.
Safe Harbor
The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: the Company’s revenues being derived from a small group of customers; the Company’s dependence on significant vendors; uncertain growth in the publishing segment; the Company’s ability to meet significant working capital requirements related to distributing products; and the Company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the year ended March 31, 2006 and Form 10-Q for the quarter ended December 31, 2006. Investors and shareholders are urged to read this press release carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
Investors and shareholders may obtain free copies of the Company’s public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.